Exhibit 10.2

TAX SHARING AGREEMENT

between

ABBOTT LABORATORIES

on behalf of itself

and the ABBOTT AFFILIATES

and

HOSPIRA, INC.

on behalf of itself

and the HOSPIRA AFFILIATES

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of the                    day of                   , 2004, between Abbott Laboratories (“Abbott”), an Illinois corporation, and Hospira, Inc. (“Hospira”), a Delaware corporation.

R E C I T A L S:

WHEREAS, the board of directors of Abbott has determined that it is appropriate and advisable to: (i) separate Abbott’s core hospital business from Abbott’s remaining businesses (the “Separation”), which will include the transfer of the assets (including interests in intangible assets and stock of subsidiaries) used in connection with the core hospital business to Hospira (the “Contribution”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of common shares, without par value, of Abbott (together with the associated preferred stock purchase rights) of all of the outstanding shares of common stock, par value $0.01 per share, of Hospira (together with the associated preferred stock purchase rights), owned by Abbott (the “Distribution”) (the date of such Distribution, the “Distribution Date”); and

WHEREAS, Abbott and Hospira intend that the Contribution and Distribution and certain other transactions effected as part of the Separation qualify as Tax-free under Sections 355, 361, and 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as of the date hereof, Abbott is the common parent of an affiliated group of domestic corporations, including Hospira, that has elected to file consolidated U.S. federal income Tax Returns and, as a result of the Distribution, neither Hospira nor any of its Affiliates will be a member of such group after the close of the Distribution Date;

WHEREAS, Abbott and Hospira desire to allocate the responsibilities for various Taxes and to provide for certain additional Tax matters;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, Abbott and Hospira (each on behalf of itself, each of its Affiliates as of the Effective Time, and its future Affiliates) hereby agree as follows:

Article I.                                               DEFINITIONS

Section 1.01                                Definitions.  Reference is made to Section 5.13 regarding the interpretation of certain words and phrases used in this Agreement.  In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

 “Abbott” has the meaning set forth in the Preamble.

“Abbott Group” means Abbott and all Affiliates of Abbott other than any member of the Hospira Group.

“Affiliate” means any entity that is directly or indirectly under the Control of the entity in question.

“After-Tax Amount” means, with respect to any payment under this Agreement, an additional amount necessary to reflect the increase in Tax that would result from the receipt or accrual of any payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Tax periods, whether or not an actual increase occurs, and reflecting any Tax savings available to the recipient.

“Agreement” has the meaning set forth in the Preamble.

“Bahamian Distribution” has the meaning ascribed to such term in Section 3.01(a).

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Closing Date” means, for any country, the date the TMDS Agreement for that country terminates.

“Code” has the meaning ascribed to such term in the second WHEREAS clause hereof.

“Contribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Corresponding Portion of the Tax Detriment” means the product of the Tax Detriment and a fraction the numerator of which is the amount of the related Tax Benefit for a taxable period and the denominator of which is the sum of the related Tax Benefits for all of the relevant taxable periods.

“Covered Transaction Tax” has the meaning ascribed to such term in Section 3.01(a).

“Determination” means (i) with respect to U.S. federal income Tax, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to a Tax other than U.S. federal income Tax, any final determination of liability for such Tax that, under applicable law, is not subject to further appeal, review, or modification through proceedings or otherwise, (ii) the expiration of a statute of limitations for making an assessment or filing a claim of refund, or (iii) the payment of, or incurring liability for, Tax with respect to which the party paying or incurring such Tax determines that no action should be taken to recoup such payment or contest such liability.

“Distribution” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Distribution Agreement” means the Separation and Distribution Agreement entered into by and between Abbott and Hospira as the same may be amended.

“Distribution Date” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“EBA” means the Employee Benefits Agreement entered into by and between Abbott and Hospira as the same may be amended.

“Effective Time” means 11:59 p.m. Eastern Time on the Distribution Date.

“Employment Taxes” means withholding, payroll, social security, workers compensation, unemployment, disability, and other similar taxes imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Governmental Authority” means any supranational, international, national, federal, state, or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including The New York Stock Exchange, Inc. and any similar self-regulatory body under applicable securities laws or regulations.

“Hospira” has the meaning set forth in the Preamble.

“Hospira Group” means Hospira and all Affiliates of Hospira.

“ICO Agreement” means the International Commercial Operations Agreement entered into by and between Abbott and Hospira as the same may be amended.

“Indemnified Party” has the meaning ascribed to such term in Section 5.17(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 5.17(a).

“Internal Distribution” has the meaning ascribed to such term in Section 3.01(b).

“IRS” means the United States Internal Revenue Service.

“Local Closing” means the transactions that occur on the Closing Date.

“Parties” means the parties to this Agreement.

“Person” means any:  (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Post-Distribution Period” means any taxable period or portion of a taxable period beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period or portion of a taxable period ending on or before the Distribution Date.

“Prime Rate” means the rate which Citibank N.A. (or its successors or another major money center commercial bank agreed to by the parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Private Letter Ruling” means the private letter ruling issued by the IRS on December 4, 2003, in connection with the Contribution, Distribution, and related transactions, including the request for such rulings together with all supplemental filings and exhibits thereto submitted to the IRS on behalf of Abbott or its subsidiaries in connection therewith.

“Puerto Rican Ruling” means the ruling, if any, issued by the Treasury Department of Puerto Rico pursuant to the ruling request  filed on behalf of Abbott, Abbott Laboratories de Puerto Rico, Inc., Hospira, and Hospira Puerto Rico LLC on March 19, 2004 with respect to the Puerto Rican Transaction, together with all supplemental filings and exhibits thereto.

“Puerto Rican Transaction” has the meaning ascribed to such term in Section 3.01(a).

“Remitting Party” has the meaning ascribed to such term in Section 5.17(b).

“Responsible Party” has the meaning ascribed to such term in Section 5.17(b).

“Section 355(e) Event” has the meaning ascribed to such term in Section 3.01(b).

“Separation” has the meaning ascribed to such term in the first WHEREAS clause hereof.

“Specified  Action” has the meaning ascribed to such term in Section 4.02(b).

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Tax” means:  (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means the reduction in Tax that should result from any item of loss, deduction, or credit (or any other item), whether or not an actual reduction in Tax occurs, including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax on such interest.  For purposes of calculating the amount of any Tax Benefit, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means the increase in Tax that should result from any item of income or gain (or any other item), whether or not an actual increase in Tax occurs, including any interest with respect thereto, net of any Tax savings attributable to such interest.  For purposes of calculating the amount of any Tax Detriment, the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to each item of income, gain, loss, deduction, or credit (or any other item) shall be used.

“Tax Package” means the information and documents in the possession of the Hospira Group that are reasonably necessary for the preparation of a Tax Return of the Abbott Group with respect to a Pre-Distribution Period, assembled in all material respects in accordance with the standards that Abbott has heretofore applied to  divisions and Affiliates.

“Tax Records” means all records relating to any Tax, including without limitation  Tax Returns, journal vouchers, cash vouchers, general ledgers, material contracts, Tax Return workpapers and schedules, appraisal reports, authorizations for expenditures, and documents relating to rulings or other Determinations by any Tax Authority.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“TMDS Agreement” means any of the Transition Marketing and Distribution Services Agreements by and between Hospira and an Abbott Affiliate as the same may be amended.

“Third Party” means any Person other than Abbott, any Abbott Affiliate, Hospira and any Hospira Affiliate.

“Transition Period Tax” has the meaning ascribed to such term in Section 3.02.

“U.S. Transferred Employee” has the meaning set forth in the Employee Benefits Agreement by and between Abbott and Hospira.

Article II.                                           RESPONSIBILITY FOR TAX

Section 2.01                                Responsibility for Tax.

(a)               Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EBA with respect to Employment Taxes, Abbott shall be responsible for, and shall indemnify and hold harmless the Hospira Group from any liability for (i) any Tax imposed by any Tax Authority on Abbott or an Abbott

Affiliate, including Hospira and all Hospira Affiliates, for any Pre-Distribution Period, except any Covered Transaction Tax for which Hospira is responsible under Section 3.01(b); and (ii) any Tax imposed by any Tax Authority on any member of the Abbott Group for any Post-Distribution Period, except any Transition Period Tax for which Hospira is responsible under Section 3.02.

(b)              Except as specifically provided in any of the agreements contemplated by the Distribution Agreement, including the EBA with respect to Employment Taxes, Hospira shall be responsible for, and shall indemnify and hold harmless the Abbott Group from any liability for (i) any Tax imposed by any Tax Authority on Hospira or a Hospira Affiliate for any Post-Distribution Period; (ii) any Covered Transaction Tax for which Hospira is responsible under Section 3.01(b); and (iii) any Transition Period Tax for which Hospira is responsible under Section 3.02.

(c)               The responsibility for any Tax incurred in a Straddle Period by any member of the Hospira Group shall be allocated between the Pre-Distribution Period and the Post-Distribution Period as if such member closed its financial accounting records as of the Effective Time and determined the Tax attributable to the Pre-Distribution Period by applying the method of tax accounting that has historically been used for the business of such member.

Section 2.02                                Refunds, Tax Benefits, and Other Allocations

(a)               Refunds and Carrybacks.

(i)             Abbott Refunds.  Except as provided in Section 2.02(a)(iv) below, Abbott shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Abbott is responsible under Section 2.01(a).

(ii)          Hospira Refunds.  Hospira shall be entitled to all refunds (including refunds paid by means of a credit against other or future Tax liabilities) and credits with respect to any Tax for which Hospira is responsible under Section 2.01(b).

(iii)       Payment of Refunds.  Except as provided in Section 2.02(a)(iv), Hospira shall forward to Abbott, or reimburse Abbott for, any refunds due Abbott (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds), and Abbott shall forward to Hospira, or reimburse Hospira for, any refunds due Hospira (pursuant to the terms of this Section 2.02(a)) after receipt thereof (less any Tax Detriment attributable to such refunds).  In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement with respect to such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited.  Any payment required to be made pursuant to this Section 2.02(a)(iii) shall be made within thirty (30) days of the receipt of the refund.  If Abbott reasonably so requests, Hospira, at Abbott’s expense, shall file for and pursue any refund to which Abbott is entitled under this Section 2.02(a).  If Hospira reasonably so requests, Abbott, at Hospira’s expense, shall file for and pursue any refund to which Hospira is entitled under this Section 2.02(a).  The Party making a payment pursuant to this Section 2.02(a)(iii) must deliver with the payment a statement describing  in reasonable detail the basis for the calculation of the amount being paid.

(iv)      Carrybacks.

1)              The Hospira Group shall be entitled to any refund of Abbott’s Tax for a Pre-Distribution Period resulting from carrying back any item of loss, deduction or credit that arises in any Post-Distribution Period of Hospira only to the extent that (A) Abbott has no item of loss, deduction, or credit that can be carried back to such taxable period and (B) such carryback does not have a material adverse impact on Abbott, as reasonably determined by Abbott.  If Abbott  receives any such refund, it shall pay the portion thereof to which Hospira is entitled within thirty (30) days of receipt of such refund if Hospira’s portion is $100 million or less.  If Hospira’s portion is more than $100 million, then Abbott shall pay the initial $100 million within thirty (30) days of receipt of such refund, and any amounts in excess of $100 million shall be paid within thirty (30) days of the later of (C) a Determination with respect to Abbott’s Tax for such Pre-Distribution Period or (D) a Determination with respect to Hospira’s Tax for the Post-Distribution Period that gave rise to the refund received by Abbott; provided, however, that if Hospira provides Abbott with a letter of credit in a form reasonably acceptable to Abbott and issued by a major money center commercial bank reasonably acceptable to Abbott not expiring before the later of clause (C) or (D) of this Section 2.02(a)(iv)(1), then Abbott shall pay to Hospira that portion of the refund covered by the letter of credit no later than thirty (30) days after receipt of the refund or of the letter of credit, whichever is later.

2)              If Hospira has a loss or other Tax attribute for any Post-Distribution Period that is to be carried back to any Pre-Distribution Period, Hospira shall notify Abbott that such item should be carried back.  Such notification shall include a description in reasonable detail of the grounds for the refund and the amount thereof, and a certification by an appropriate officer of Hospira setting forth Hospira’s belief, based on a thorough examination of the facts and Tax law relating to the Tax treatment of such item, that the Tax treatment of such item is supported by “substantial authority” within the meaning of Section 6662 of the Code (and the Treasury Regulations thereunder) or, where applicable, any analogous provision of state or local law.  Abbott, at Hospira’s expense, shall cooperate with Hospira in connection with the filing and processing of any Hospira carryback and shall provide Hospira with copies of all correspondence related thereto.

3)              If Abbott pays any amount to Hospira under Section 2.02(a)(iv)(1) and, as a result of a subsequent Determination, Hospira is not entitled to all or any part of such amount, Abbott shall notify Hospira of the amount to be repaid to Abbott and provide a description in reasonable detail of the manner in which such amount was calculated.  Hospira shall pay such amount to Abbott within thirty (30) days of such notification.

4)              Any payment required to be made by Abbott pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent from the date a refund is received by Abbott.  Any payment required to be made by Hospira pursuant to this Section 2.02(a)(iv) shall bear interest at the Prime Rate plus two percent beginning thirty (30) days after Abbott notifies Hospira of the amount to be repaid.  Such interest shall be paid at the same time as the payment to which it relates.

(b)              Effect of Audit Adjustments.

Notwithstanding Section 2.01 —

(i)             Payments by Hospira to Abbott.  Except as provided in Sections 3.01(b) and  3.02, if as a result of a Determination, any adjustment shall be made to any Tax Return relating, in whole or in part, to Tax for which any member of the Abbott Group is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Abbott Group for any taxable period and (y) a Tax Benefit to any member of the Hospira Group for any Post-Distribution Period, then Hospira shall pay to Abbott an amount equal to the lesser of the Tax Benefit for each taxable period and the Corresponding Portion of the Tax Detriment.

(ii)          Payments by Abbott to Hospira.  If as a result of a Determination, any adjustment shall be made to any Tax Return relating, in whole or in part, to Tax for which the Hospira Group is responsible, and if such adjustment results in both (x) a Tax Detriment to any member of the Hospira Group for any Post-Distribution Period and (y) a Tax Benefit to any member of the Abbott Group for any taxable period, then Abbott shall pay to Hospira an amount equal to the lesser of the Tax Benefit for such taxable period and the Corresponding Portion of the Tax Detriment.

(iii)       Timing of Payments.  Any payment required to be made pursuant to this Section 2.02(b), shall be made the later of (x) thirty (30) days after the Determination that results in such payment pursuant to this Section 2.02(b) and (y) the due date of the Tax Return that includes the Tax Benefit that gives rise to the requirement for such payment.

(c)               Other Allocations

(i)             Research and Experimentation Credit Base Period. Abbott shall reasonably make the allocations to Hospira required under Section 41(f)(3) of the Code.  Hospira agrees that it shall not file any Tax Return that is inconsistent with the amount of qualified research expenditures and gross receipts allocated to it by Abbott.

(ii)          Allocation of Earnings and Profits.  The allocation of earnings and profits between Abbott and Hospira shall be reasonably determined by Abbott pursuant to Section 312(h) of the Code and the Treasury Regulations thereunder.  A preliminary allocation of earnings and profits through December 31, 2002, shall be provided no later than forty-five (45) days after Abbott receives the allocation from the public accounting firm that prepares such allocation, but no later than September 30, 2004.  The allocation of earnings and profits from January 1, 2003, through the Distribution Date shall be provided no later than December 31, 2005.

(iii)       Revised Allocations.  The allocations made under this Section 2.02(c) shall be revised by Abbott to reflect each subsequent Determination that affects such allocations for any Pre-Distribution Period.  Each revised calculation shall be provided to Hospira within 120 days of the Determination to which the revision relates.

(iv)      Review of Allocations.  Hospira shall have the right to review the accuracy, but not the methodology, of any allocation made under this Section 2.02(c).  Hospira shall notify Abbott of any disagreement within forty-five (45) days of being notified of any allocation.  Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

Section 2.03                                Option Deductions.

(a)               Except as provided in Section 2.03(b), upon the exercise of any option to purchase Abbott stock, Abbott shall claim any Tax deduction attributable to such exercise on its Tax Returns and Hospira shall not claim such deduction on its Tax Returns.  On the exercise of any option to purchase Hospira stock, Hospira shall claim any Tax deduction attributable to such exercise on its Tax Returns and Abbott shall not claim such deduction on its Tax Returns.

(b)              Abbott and Hospira agree to file all Tax Returns on the basis that (i) any Abbott restricted stock and (ii) any option to purchase Abbott stock held by an employee of Hospira was granted to such individual by Abbott in connection with the performance of services for Abbott.  To the extent any Tax deduction claimed by Abbott attributable to the exercise of such options is disallowed to Abbott, and a Tax Authority makes a Determination that Hospira is entitled to such deduction, Abbott shall notify Hospira of the receipt of such Determination, promptly after receipt thereof, and Hospira shall pay to Abbott the lesser of the amount of Hospira’s Tax Benefit and the amount of Abbott’s corresponding Tax Detriment in accordance with Section 2.02(b).  To the extent any Tax deduction claimed by Hospira attributable to the exercise of an option to purchase Hospira stock is disallowed to Hospira, and a Tax Authority makes a Determination that Abbott is entitled to such deduction, Hospira shall notify Abbott of the receipt of such Determination, promptly after receipt thereof, and Abbott shall pay to Hospira the lesser of the amount of Abbott’s Tax Benefit and the amount of Hospira’s corresponding Tax Detriment in accordance with Section 2.02(b).  The provisions of this Section 2.03 shall apply mutatis mutandis to restricted shares, disqualifying dispositions to which Section 421(c) of the Code applies, and other equity based compensation.

Section 2.04                                Tax Returns.

(a)               Abbott shall prepare and timely file all Tax Returns for Pre-Distribution Periods for Abbott and all of its Affiliates, including Hospira and all of its Affiliates, and all Tax Returns for Straddle Periods for all members of the Abbott Group.  In connection with each federal, state, local, and foreign Tax Return that is required under this Agreement to be filed by Abbott for taxable periods ending in 2004, Hospira shall provide Abbott, no later than November 30, 2004, with a Tax Package for the purpose of preparing such Tax Return.  Hospira shall provide a supplemental Tax Package with respect to each such Tax Return, if necessary, no later than January 31, 2005, and Hospira shall timely furnish to Abbott additional Tax information and documents as Abbott may reasonably request.  With respect to any information required to be provided by Hospira pursuant to this Section 2.04(a), (i) Abbott shall utilize such information in the preparation of the appropriate Tax Returns as provided by Hospira, except to the extent (a) Hospira provides its prior written consent to change any such information, or (b) Abbott determines in good faith that such information is inaccurate or incomplete in a material respect, and (ii) Hospira agrees to indemnify and hold harmless Abbott and its Affiliates from and against any cost, fine, penalty, or other expense of any kind attributable to the misconduct or negligence of Hospira or any of its Affiliates in supplying Abbott with inaccurate or incomplete information.  An appropriate officer of Hospira shall provide a certification that, to such officer’s best knowledge and belief, any and all information provided pursuant to this Section 2.04(a) is accurate and complete.  If Hospira fails to provide any information required by this Section 2.04(a) within the time period specified, Abbott may file the applicable Tax Returns based on the information available at the time such Tax Returns are due and Hospira shall indemnify and hold harmless Abbott and its Affiliates from Taxes or other costs imposed on Abbott or any of its Affiliates but only to the extent resulting from Hospira’s failure to provide such information in a timely manner.  In addition, Hospira shall provide Abbott with all documents and information, and make available employees and officers of Hospira and Hospira Affiliates as Abbott reasonably requests to prepare and file any Tax Return for any Pre-Distribution Period (including any claims for refunds described in Section 2.02(a)) or to conduct any Tax Contest with respect to any such Tax Return.

(b)              Hospira shall prepare and timely file all Tax Returns for Straddle Periods for all members of the Hospira Group.  If Abbott is responsible under Section 2.01(a) for a portion of any Tax reported on a Straddle Period Tax Return for any member of the Hospira Group, Hospira shall provide Abbott with a copy of such Tax Return at least thirty (30) days prior to its due date.  Abbott shall notify Hospira of any disagreement within 20 days of Abbott’s receipt of such Tax Return.  Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(c)               Hospira shall not file (or allow any member of the Hospira Group to file) any amended Tax Return for any Pre-Distribution Period.

(d)              Abbott shall  provide Hospira with notice of any Tax election that Abbott intends to file for any member of the Hospira Group on any Tax Return for any Pre-Distribution Period within forty-five (45) days before such Tax Return will be filed.  Hospira shall have the right to review such elections and request, within 15 days of such notice, that an alternative election be made.   If Abbott reasonably determines that such alternative election will not result in any increased Tax liability or reduced Tax attribute of Abbott or any Abbott Affiliate, Abbott shall comply with such request.

Section 2.05                                Cooperation, Exchange of Information, and Tax Records.

(a)               Cooperation and Exchange of Information.  Each Party shall provide to the other such cooperation and information as reasonably may be requested in connection with (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Tax or a right to a refund of Tax, or (iii) participating in or conducting any Tax Contest.  Such cooperation and information shall include providing copies of relevant Tax Records.  Each Party shall devote the personnel and resources necessary in order to carry out this Section 2.05(a) and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each Party shall carry out its responsibilities under this Section 2.05(a) charging to the other only the out-of-pocket costs actually incurred.  Any information obtained under this Section 2.05(a) shall be kept in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, except as otherwise may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  Hospira shall execute all necessary or appropriate forms, including powers of attorney, reasonably requested by Abbott in connection with any action taken by Abbott pursuant to this Agreement.

(b)              Record Retention.  Each of Abbott and Hospira shall retain all Tax Records in its possession as of the Effective Time relating to any Pre-Distribution Period that are relevant to the other Party for purposes described in Section 2.05(a) until such time as the other Party shall consent to the disposition of such Tax Records, which consent shall not be withheld unreasonably.

Section 2.06                                Tax Contests.

(a)               Notice.  Each Party shall provide prompt notice to the other Party of any pending or threatened Tax audit, assessment, or proceeding, or other Tax Contest, of which it becomes aware, related to Tax for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority with respect to any such matters.  If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Tax resulting from such assertion of Tax liability, and (ii) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the Indemnifying Party, then any amount that the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(b)              Control of Tax Contests.

(i)             Hospira.  Hospira shall have full responsibility and discretion in conducting, including settling, any Tax Contest involving a Tax for which it is responsible under Section 2.01(b), except for any Tax Contest involving any Covered Transaction Tax for which Hospira is responsible under Section 3.01(b) and any Transition Period Tax for which Hospira is responsible under Section 3.02.

(ii)          Abbott.  Abbott shall have full responsibility and discretion in conducting, including settling, any Tax Contest involving (x) any Tax for which it is responsible under Section 2.01(a), (y) any Covered Transaction Tax for which Hospira is responsible under Section 3.01(b), except as provided in paragraph (iii), below and (z) any Transition Period Tax for which Hospira is responsible under Section 3.02.  Abbott shall consult in good faith with Hospira in connection with any Tax Contest described in clauses (y) or (z) of this Section 2.06(b)(ii).

(iii)       Covered Transaction Taxes.  Hospira shall have the right to participate in the conduct of a Tax Contest related to any Covered Transaction Tax as a result of the application of Section 355(e) of the Code if, and only if, (x) Hospira has acknowledged in writing its liability for such Covered Transaction Tax, (y) Hospira shall have provided Abbott with a letter of credit in a form reasonably acceptable to Abbott and issued by a major money center commercial bank reasonably acceptable to Abbott, not expiring before a Determination has occurred with respect to Abbott’s Tax for the Post-Distribution Period that gave rise to the Covered Transaction Tax at issue, and in an amount equal to the maximum amount of Covered Transaction Tax at issue in the Tax Contest and (z) no Tax Return of any member of the Abbott Group with respect to which any member of the Abbott Group may reasonably be viewed as having an actual or potential liability for any Tax not indemnified against by Hospira is held open as a result of such Tax Contest.  Abbott shall not settle any Tax Contest described in this paragraph (iii) without the consent of Hospira, which consent shall not be unreasonably withheld.

Article III.                                       TRANSACTIONS TAX

Section 3.01                                Transactions Tax.

(a)               General.  Except as otherwise provided in Section 3.01(b), Abbott shall be responsible for, and shall indemnify and hold harmless the Hospira Group from any and all (i) liabilities sustained by Abbott or Hospira as a result of the Distribution failing to qualify as Tax-free to the Abbott shareholders pursuant to Section 355(a) of the Code, and (ii) federal, state, local, and foreign Tax imposed by any Tax Authority on Abbott or any Abbott Affiliate as a result of (w) the failure of any of the transactions described in the Private Letter Ruling to be treated as provided in such ruling; (x) the failure of the distribution of the stock of Hospira Ltd., a Bahamas corporation, (the “Bahamian Distribution”) to qualify for Tax-free treatment under Sections 355 and 361 of the Code; (y) the failure of any of the transactions described in the Puerto Rican Ruling (the “Puerto Rican Transaction”) to be treated as provided in such ruling; and (z) the inclusion, or taking into account, of any income or gain by Abbott or its Affiliates (including any member of the Hospira Group) under Treasury Regulations Section 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Distribution (collectively “Covered Transaction Tax”).

(b)              Inconsistent Acts and Events.  Hospira shall be responsible for, and shall indemnify and hold harmless the Abbott Group from and against any liability for, any Covered Transaction Tax (including without limitation reasonable attorney fees and other costs incurred in connection therewith) resulting from (i) any breach by any member of the Hospira Group of any of the representations or covenants under Article IV hereof, (ii) any Specified  Action performed by any member of the Hospira Group (whether or not Section 4.02(e) is complied with), and (iii) any Section 355(e) Event with respect to Hospira (whether or not such Section 355(e) Event is caused by a Specified  Action).  A Section 355(e) Event with respect to Hospira means any event, involving the stock of Hospira or a Hospira Affiliate or assets of any member of the Hospira Group, that causes the Distribution, the distribution described in the Private Letter Ruling by Abbott Laboratories, Inc. of the stock of Hospira Worldwide, Inc. (the “Internal Distribution”), or the Bahamian Distribution to be a taxable event to any member of the Abbott Group as the result of the application of Section 355(e) of the Code.

Section 3.02                                Transition Period Tax.  Notwithstanding Section 2.02(b)(i), if, as a result of a Determination, any member of the Abbott Group incurs a Tax Detriment for a Post-Distribution Period with respect to any transaction undertaken pursuant to any of the TMDS Agreements or the ICO Agreement, other than a transaction to effect a Local Closing, Hospira shall be responsible for, and shall indemnify and hold harmless the Abbott Group from and against any liability for, an amount equal to 50 percent of the sum of such Tax Detriment, reasonable attorney fees, and other costs incurred with respect thereto (the “Transition Period Tax”) whether or not any Tax Benefit results to any member of the Hospira Group; provided, however, if, at any time there is: (i) a merger or consolidation of Hospira; (ii) the sale of all or substantially all of the assets of Hospira; or (iii) the acquisition by a Third Party of at least 30 percent of the combined voting power of the then-outstanding securities of Hospira entitled to vote generally in the election of directors, Hospira shall indemnify Abbott for 100 percent of any Transition Period Tax with respect to which a Determination occurs after the occurrence of the event described in clauses (i) through (iii) above, unless (a) the resulting, surviving, or transferee Person described above in clauses (i) through (iii) above assumes all the obligations of Hospira hereunder by operation of law or pursuant to an agreement and (b) Abbott consents to such assumption, (which consent shall not be withheld unreasonably).  It shall not be deemed to be unreasonable for Abbott to withhold consent on the basis that the Person proposing to make such assumption is a competitor of Abbott.

Article IV.                                      REPRESENTATIONS AND COVENANTS

Section 4.01                                Representations.

(a)               Abbott represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the Tax treatment of the transactions provided by the Private Letter Ruling or the Puerto Rican Ruling, or that otherwise would result in a Covered Transaction Tax.

(b)              Hospira represents that, as of the date of this Agreement, neither it nor any of its Affiliates knows of any fact that would jeopardize the Tax treatment of the transactions provided by the Private Letter Ruling or the Puerto Rican Ruling, or that otherwise would result in a Covered Transaction Tax.

(c)               Abbott represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling or the Puerto Rican Ruling, or that otherwise would result in a Covered Transaction Tax.

(d)              Hospira represents that, as of the date of this Agreement, neither it nor any of its Affiliates has any plan or intention to take any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling or the Puerto Rican Ruling, or that otherwise would result in a Covered Transaction Tax.

(e)               Hospira represents that, as of the date of this Agreement, neither it nor any of its Affiliates has entered into any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, and changes in the voting power of any of its stock), that may cause Section 355(e) of the Code to apply to the Distribution, the Internal Distribution, or the Bahamian Distribution.

(f)                 Abbott represents that, as of the date of this Agreement, neither it nor any member of the Abbott Group has entered into any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, and changes in the voting power of any of its stock), that may cause Section 355(e) of the Code to apply to the Distribution, the Internal Distribution, or the Bahamian Distribution.

Section 4.02                                Covenants.

(a)               Successor Employer.  In connection with the Distribution, Abbott and Hospira covenant and agree to treat Hospira as a “successor employer” pursuant to the alternate procedures in Revenue Procedure 96-60 for payroll Tax reporting purposes.  Hospira shall assume reporting responsibilities for filing Forms W-2 and other payroll Tax forms for the U.S. Transferred Employees for the entire 2004 calendar year.  Abbott covenants and agrees to cooperate in the administration and implementation of the alternate procedures for successor payroll processing provided by Revenue Procedure 96-60 and not to report such compensation on any basis inconsistent therewith to any governmental authority.  Hospira covenants and agrees to indemnify and reimburse Abbott for any costs of responding to any notices received from any governmental authority, the costs of defending the position that Hospira qualifies as a “successor employer” before any governmental agency, and any additional Taxes, fines, penalties, and/or interest imposed on Abbott if such position ultimately is found to be incorrect.

(b)              Conduct.  Hospira covenants and agrees that it shall not take, and it shall cause its Affiliates to refrain from taking, any action that reasonably may be expected to result in any increased Tax liability or reduced Tax attribute of any member of the Abbott Group.  This includes taking any action that is inconsistent with the Tax treatment of the transactions provided by the Private Letter Ruling or the Puerto Rican Ruling (any such action, including any action referred to in Section 4.02(b)(i) through (iii), is referred to in this Agreement as a “Specified  Action”).  Without limiting the foregoing:

(i)             Specified Actions.  Any time before the second anniversary of the Distribution Date, Hospira shall not (and shall cause its Affiliates to not) (A) liquidate, merge, or consolidate with or into any corporation that was not already wholly owned by Hospira or by a wholly owned subsidiary of Hospira prior to such transaction; (B) issue any of its capital stock in one or more transactions, other than (i) issuances to employees, directors, or independent contractors in connection with the performance of services for Hospira (that are not excessive by reference to the services performed) which issuances either (x) are with respect to the exercise of options of Hospira that are substituted for Abbott options or (y) satisfy the requirements of Treasury Regulations Section 1.355-7T(d)(6) to not be treated for purposes of Section 355(e) of the Code to be part of a plan or series of related transactions that includes the Distribution, the Internal Distribution, or the Bahamian Distribution, or (ii) issuances of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulations Section 1.355-7T(d)(7); (C) redeem, purchase, or otherwise reacquire any of its capital stock in one or more transactions; (D) change the voting rights of any of its stock; (E) issue any options to acquire Hospira Shares other than options that satisfy the requirements of Treasury Regulations Section 1.355-7T(e)(3)(ii); (F) sell, exchange, distribute, or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied on to satisfy Section 355(b) of the Code; or (G) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied on to satisfy Section

355(b) of the Code.  Notwithstanding the foregoing, clauses (A) through (E) of this Section 4.02(b)(i) shall not apply unless there are transactions described in such clauses any time before the second anniversary of the Distribution Date that result in one or more Persons acquiring directly or indirectly stock representing, in the aggregate, 25 percent or greater interest in Hospira (as defined in Sections 355(d)(4) and 355(e) of the Code).

(ii)          No Inconsistent Actions.  Regardless of any change in circumstances, Hospira covenants and agrees that it shall not take any action (and it shall cause its Affiliates to refrain from taking any action) that is inconsistent with any factual statements or representations in the Private Letter Ruling or the Puerto Rican Ruling on or before the second anniversary of the Distribution Date other than as permitted in this Section 4.02.  For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

(iii)       Section 355(e).  Without in any manner limiting paragraph (i) or (ii) of Section 4.02(b), Hospira covenants and agrees that, through the second anniversary of the Distribution Date, it shall refrain from entering into (and it shall cause its Affiliates to refrain from entering into) any agreement, understanding, arrangement, or substantial negotiation with respect to any transaction or event (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock), that could reasonably be expected to cause Section 355(e) of the Code to apply to the Distribution, the Internal Distribution, or the Bahamian Distribution.

(c)               Amended or Supplemental Rulings.  Hospira covenants and agrees that it shall refrain from filing, and it shall cause its Affiliates to refrain from filing, a request for any amendment or supplement to the Private Letter Ruling or the Puerto Rican Ruling subsequent to the Distribution Date without the consent of Abbott, which consent shall not be withheld unreasonably.

(d)              Tax Returns.  Each of Abbott and Hospira covenants and agrees that it shall refrain from taking, and it shall cause its Affiliates to refrain from taking, any position on a Tax Return that is inconsistent with (i) the Tax treatment of the transactions provided by the Private Letter Ruling, (ii) the Contribution qualifying for Tax-free treatment under Sections 361 and 368 of the Code, (iii) the Tax treatment of the transactions provided by the Puerto Rican Ruling, (iv) the payment obligations of the TMDS Agreements and the ICO Agreement, (v) the allocation of the benefits and burdens of Hospira assets and liabilities pursuant to Section 2.03 of the Distribution Agreement and Sections 2.2 and 3.1 of the ICO Agreement, or (vi) the documents effecting any transaction undertaken in connection with the Separation that is not addressed by the Private Letter Ruling.

(e)               Exception.  Notwithstanding the foregoing, Hospira shall be permitted to take an action inconsistent with Section 4.02(b), if, prior to taking such action, Hospira provides notification to Abbott of its plans with respect to such action and promptly responds to any inquiries by Abbott following such notification, and (unless Abbott agrees otherwise in writing) either:

(i)             In the case of the Distribution or the Internal Distribution, Hospira obtains a supplemental ruling with respect to the action from the Internal Revenue Service that is reasonably satisfactory to Abbott (except that Hospira shall not submit any supplemental ruling request if Abbott determines in good faith that filing such request could have a materially adverse effect on Abbott), on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Private Letter Ruling,

(ii)          In case of the Distribution, the Internal Distribution, or the Bahamian Distribution, Hospira obtains an opinion, reasonably acceptable to Abbott, of an independent nationally recognized Tax counsel, reasonably acceptable to Abbott, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Private Letter Ruling or the intended Tax treatment of the Bahamian Distribution, or

(iii)       In case of the Puerto Rican Transaction, Hospira obtains:

(a)          a supplemental ruling with respect to the action from the Puerto Rican Tax Authority that is reasonably satisfactory to Abbott (except that Hospira shall not submit any supplemental ruling request if Abbott determines in good faith that filing such request could have a materially adverse effect on Abbott or any of its Affiliates), or

(b)         an opinion, reasonably acceptable to Abbott, of an independent Tax counsel, reasonably acceptable to Abbott,

on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the transactions provided by the Puerto Rican Ruling.

Notwithstanding anything to the contrary in this Agreement, Hospira shall be responsible for, and shall indemnify Abbott and hold Abbott harmless from, any Covered Transaction Tax resulting from a Specified  Action of Hospira or any of Hospira’s Affiliates, regardless of whether the exception of this Section 4.02(e) is satisfied with respect to such act.

Section 4.03                                No Continuing Liability for Former Members.

(a)               Abbott Affiliates.  If an Abbott Affiliate ceases to be a member of the Abbott Group as a result of a sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Abbott is the stock of Abbott or an Abbott Affiliate, the departing Abbott Affiliate shall be released from its obligations under this Agreement upon its departure from the Abbott Group.

(b)              Hospira Affiliates.  If a Hospira Affiliate ceases to be a member of the Hospira Group as a result of a sale or exchange of all of the stock of such member, other than an exchange for which the consideration received by Hospira is the stock of Hospira or a Hospira Affiliate, the departing Hospira Affiliate shall be released from its obligations under this Agreement upon its departure from the Hospira Group; provided, however, that no member of the Hospira Group shall be released from any obligations under Section 2.01(b)(ii) hereof unless approved in writing by Abbott, which approval shall not be unreasonably withheld.

Article V.                                          MISCELLANEOUS PROVISIONS

Section 5.01                                Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b)              Entire Agreement.  This Agreement and the exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein.  Notwithstanding any other provisions in the Distribution Agreement or any other agreement entered into in connection with the Distribution (except the EBA) to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any other agreement entered into in connection with the Distribution (except the EBA), the provisions of this Agreement shall control.

(c)               Corporate Power.  Abbott represents on behalf of itself and, to the extent applicable, each Abbott Affiliate and Hospira represents on behalf of itself and, to the extent applicable, each Hospira Affiliate as follows:

(i)             each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a Party and to consummate the transactions contemplated hereby and thereby; and

(ii)          this Agreement to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)              Facsimile Signatures.  Each Party acknowledges that it and the other Party may execute this Agreement or amendment hereto by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it shall as promptly as reasonably practicable cause this Agreement or any amendment hereto to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 5.02                                Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois irrespective of the choice of laws principles of the State of Illinois, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 5.03                                Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties, respectively, and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the assets of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 5.04                                Third Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates, after giving effect to the Distribution, and are not intended to confer upon any Person except the Parties and their respective Affiliates, after giving effect to the Distribution, any rights or remedies hereunder; and (b) there are no other third party beneficiaries of this Agreement and this Agreement shall not provide any other third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.05                                Notice.  All notices or other communications under this Agreement must be in writing and shall be deemed to be duly given: (a) when delivered in person; (b) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier; or (c) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to Abbott, to:

Abbott Laboratories
100 Abbott Park Road
Building AP6D, Dept. 364
Abbott Park, IL  60064-6020
Facsimile: (847) 938-6277
Attention: General Counsel

With a copy to:

Abbott Laboratories
100 Abbott Park Road
D-367 AP6D
Abbott Park, IL  60064-6057
Facsimile:
Attention: Vice President-Tax

If to Hospira, to:

Hospira, Inc.
Legal Department
Dept. NLEG
275 N. Field Drive
P.O. Box 5045
Lake Forest, Illinois 60045-5045
Facsimile: (224) 212-3312
Attention: General Counsel

With a copy to:

Hospira, Inc.
275 N. Field Drive
Lake Forest, Illinois 60045
Facsimile:
Attention: Vice President – Tax.

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 5.06                                Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

Section 5.07                                Force Majeure.  Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of Governmental Authority, embargoes, epidemics, war, riots, insurrections, acts of terrorism, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 5.08                                Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.09                                Survival of Covenants.  The covenants, releases, indemnities, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 5.10                                Affiliates.  Abbott shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Abbott Group and Hospira shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any member of the Hospira Group.

Section 5.11                                Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

Section 5.12                                Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties.  No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

Section 5.13                                Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement.  Article, Section, and Exhibit references are to the Articles, Sections, and Exhibits to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement shall be deemed to refer to this Agreement as of the Effective Time and as it may be amended thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any liability in accordance with its terms shall have meaning only to the extent such liability has terms.

Section 5.14                                Advisors.  Abbott may select any Tax Counsel in connection with the Distribution, which may include Mayer, Brown, Rowe & Maw LLP, Baker & McKenzie and McDermott, Will & Emery.  Hospira acknowledges, for itself and each Hospira Affiliate, that

Mayer, Brown, Rowe & Maw LLP, Baker & McKenzie and McDermott, Will & Emery have acted only in the capacity as counsel to Abbott, and not as counsel to Hospira or any Hospira Affiliate, in connection with this Agreement and the provisions contemplated herein.

Section 5.15                                Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 5.16                                Dispute Resolution.  Any and all disputes between Abbott and Hospira arising out of any provision of this Agreement shall be resolved through the procedures provided in the Master ADR Agreement attached hereto as Exhibit 1.

Section 5.17                                Payments.

(a)               Procedure for Requesting and Making Indemnification Payments.  On the occurrence of an event for which a Party is entitled to receive indemnification hereunder, such Party (the “Indemnified Party”) shall send the other Party (the “Indemnifying Party”) an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto.  Unless a provision in this Agreement specifically provides a different time for payment, the Indemnifying Party shall pay to the Indemnified Party any payment it owes to the Indemnified Party under this Agreement within thirty (30) days after the receipt of the invoice for such payment.

(b)              Procedure for Making Other Payments.  If a Party is responsible for any Tax under Section 2.01 (the “Responsible Party”) and such Tax must be remitted by the other Party (the “Remitting Party”), the Remitting Party shall send the Responsible Party an invoice requesting payment accompanied by a statement describing in reasonable detail the amount owed and the particulars relating thereto.  Unless a provision in this Agreement specifically provides a different time for payment, the Responsible Party shall pay to the Remitting Party any payment it owes to the Remitting Party under this Agreement no later than thirty (30) days before the Remitting Party must remit the Tax to the appropriate Tax Authority.

(c)               Character of Payments.  For Tax purposes, the Parties agree to treat any payment pursuant to this Agreement in the same manner as a capital contribution by Abbott to Hospira or an adjustment to the Contribution made in the last taxable period beginning before the Distribution and, accordingly, as not includible in the gross income of the recipient and not deductible by the payor.  If pursuant to a Determination it is determined that the receipt or accrual of any payment made under this Agreement is subject to any Tax, the Party making such payment shall be responsible for the After-Tax Amount with respect to such payment.  The failure of a Party to include an After-Tax Amount in a demand for payment pursuant to this Agreement shall not be deemed a waiver by the Party of its right to receive an After-Tax Amount with respect to such payment.

(d)              Interest on Late Payments.  Unless a provision in this Agreement specifically provides otherwise, any payment required to be made pursuant to this Agreement that is not made on or before the due date for such payment shall bear interest from the date after the due date to and including the date of payment at the Prime Rate plus two percent.  Such interest shall be paid at the same time as the payment to which it relates.  Any interest payable pursuant to this paragraph that is not paid when due shall bear interest at the Prime Rate plus two percent.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

ABBOTT LABORATORIES

By:
Name: Thomas C. Freyman
Title: Executive Vice President, Finance and Chief Financial Officer

HOSPIRA, INC.

By:
Name: Christopher B. Begley
Title: Chief Executive Officer